Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 033-52761 on Form S-8, Registration Statement No. 333-127361 on Form S-8, Registration Statement No. 333-155522 on Form S-3, Registration Statement No. 333-159417 on Form S-8 of our reports dated February 26, 2010, relating to the consolidated financial statements of Buckeye Partners, L.P. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in method of accounting for noncontrolling interests in 2009), and the effectiveness of Buckeye Partners, L.P. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Buckeye Partners, L.P. for the year ended December 31, 2009.
/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
February 26, 2010